EXHIBIT 21

HERMAN MILLER, INC., SUBSIDIARIES

The company’s principal subsidiaries are as follows.

Name	Ownership	Jurisdiction of Incorporation
Brandrud Furniture, Inc.	100% Company	Washington
Convia, Inc.	96.6% Company	Delaware
Coro Acquisition Corporation-California	100% Company	California
Geiger International, Inc.	100% Company	Delaware
Herman Miller Asia (PTE.) Ltd.	100% Company	Singapore
Herman Miller (Australia) Pty., Ltd.	100% Company	Australia
Herman Miller Canada	100% Company	Canada
Herman Miller Furniture (India) Pvt. Ltd.	100% Company	India
Herman Miller Global Customer Solutions, Inc.	100% Company	Michigan
Herman Miller Japan, Ltd.	100% Company	Japan
Herman Miller, Ltd.	100% Company	England, U.K.
Herman Miller Mexico S.A. de C.V.	100% Company	Mexico
Herman Miller (Ningbo) Furniture Co. Ltd.	100% Company	China
Integrated Metal Technologies, Inc.	100% Company	Michigan
Meridian, Inc.	100% Company	Michigan
Milsure Insurance, Ltd.	100% Company	Barbados
Office Pavilion South Florida, Inc.	100% Company	Florida
OP Spectrum LLP	100% Company	Pennsylvania
OP Ventures, Inc.	100% Company	Colorado
OP Ventures of Texas, Inc.	100% Company	Texas